Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IMMUNOME, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO IMMUNOME, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into on October 15, 2019 (the “Effective Date”) between PH Pharma Co Ltd., a Korean corporation with a place of business at 9th Fl., The K-Twin Towers A, 50 Jongno 1-gil, Jongno-gu, Seoul, Korea (“PHP”), and Immunome, Inc., a Delaware corporation with a place of business at 665 Stockton Drive, Suite 300, Exton, PA 19341 (“Immunome”). PHP and Immunome are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, PHP has developed certain payload and linker technologies that are useful for the development of antibody-drug conjugates;

Whereas, Immunome has developed a proprietary platform for the discovery of novel therapeutic antibodies; and

Whereas, PHP and Immunome wish to collaborate to discover, develop and commercialize antibody-drug conjugates, on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Immunome and PHP hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1              “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise. [***].

1.2              “Antibody” means an antibody, or a fragment or modification thereof, that recognizes an antigen.

1.3              “Antibody-Drug Conjugate” or “ADC” means a conjugate of a Drug and an Antibody.

1.4              “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.

1.5              “Change of Control” means with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.6              “Combination Product” means a Product that (a) is sold in the form of a combination that contains or comprises one or more additional therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise sold for a single price) other than the ADC in such Product; or (b) is sold for a single price together with any (i) delivery device or component therefor, or (ii) companion diagnostic related to any Product; or (c) contains an ADC generated using a bi-specific Antibody, where one arm of such Antibody is proprietary to Immunome and the other arm of such Antibody is in the public domain, or proprietary to a Third Party and where PHP has given to Immunome a reasonable opportunity to provide (either directly or through its licensors) such bi-specific Antibody, e.g., by using Immunome’s platform for the discovery of therapeutic antibodies to discover an Antibody to the desired target of the bi-specific Antibody (each of such other active ingredient, delivery device, diagnostic or antibody arm not proprietary to Immunome, an “Other Component”). Notwithstanding the foregoing, neither Party shall incorporate or include in the Other Component any component or process that is proprietary to the other Party unless and until the first Party has obtained the right from such other Party for such proprietary component or process in writing.

1.7              “Commercialization” (with a correlative meaning for “Commercialize”) means all activities directed to marketing, distributing, detailing or selling a Product (as well as importing and exporting activities in connection therewith), including all activities directed to obtaining Pricing Approvals.

1.8              “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, [***]; and (b) where applied to the Development or Commercialization of a Product, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as normally used by [***] in connection with the Development and Commercialization of products of similar market potential at a similar stage of its product life, taking into account the product’s safety and efficacy data, the cost to develop the product, the competitiveness of the relevant marketplace, the intellectual property positions of third parties, the applicable regulatory situation (including the likelihood of regulatory approval), the profitability and commercial viability of the product, and other relevant Development and Commercialization factors based upon then-prevailing conditions.

1.9              “Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational, scientific or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The terms and conditions of this Agreement are the Confidential Information of both Parties.

1.10          “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or other right (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.11          “Development” (with a correlative meaning for “Develop”) means all development activities necessary or useful to obtain or maintain Regulatory Approval for the Product, including all non-clinical studies and clinical trials of the Product, manufacture process development, distribution of the Product for use in clinical trials (including placebos and comparators), statistical analyses, the preparation and submission of Regulatory Materials, seeking partners, market research, and market assessments, all related to the Product.

1.12          “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.13          “Drug” means PHP’s proprietary compounds set forth in the patent applications listed on Exhibit A. Drug is limited to compounds that have a toxic effect on cancer cells at the target site, and does not include Linkers or Antibodies.

1.14          “EMA” means the European Medicines Agency or any successor entity thereto.

1.15          “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.16          “Field” means all uses, including, but not limited to, the diagnosis, treatment, prevention and control of all diseases and medical conditions in humans and animals.

1.17          “First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Territory, the first sale of such Product to a Third Party for distribution, use or consumption in such country or jurisdiction after the Regulatory Approvals have been obtained for such Product in such country or jurisdiction.

1.18          “Government Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.19          “Indication” means a disease, disorder or medical condition that a Product is intended to treat, prevent, cure, or ameliorate, and that is the subject of a clinical trial of a Product and where it is intended by the sponsor that the data and results of such clinical trial (if successful) will be used to support a Regulatory Approval and submission therefor that is intended by the sponsor to result in labeling within the indications section of the label relevant to usage in the disease, disorder or medical condition that is related to such clinical trial and is separate and distinct from another disease, disorder or medical condition that has previously been approved for the Product. [***].

1.20          “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein.

1.21          “Know-How” means any information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any Patent Rights.

1.22          “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.23          “Licensed Know-How” means the Know-How included in Licensed Technology.

1.24          “Licensed Patents” means the Patent Rights included in Licensed Technology. Each Party shall disclose to the other Party the issuance of a Licensed Patent Controlled by such Party promptly after the issuance thereof.

1.25          “Licensed Technology” means, for each Product, all Know-How and Patent Rights that are Controlled by the applicable Licensor or its Affiliates as of the Effective Date or at any time during the Term and necessary or reasonably useful for the Development, manufacture or Commercialization of such Product in the Field in the Territory; provided however that: (a) Licensed Technology shall exclude all Excluded Technology as set forth in Section 3.5; and (b) Licensed Technology shall exclude all Know-How and Patent Rights of a Third Party (including such Third Party’s Affiliates) that becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor. For clarity, Licensed Technology includes Licensor’s interest in such Know-How and Patent Rights that are jointly owned by the Parties, including ADC Inventions and ADC Patents, and does not include either Party’s discovery platform, the license of which is addressed in Section 3.1.

1.26          “Linker” means the portion of an ADC that connects a Drug to an Antibody.

1.27          “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell a Product (but excluding Pricing Approval) in the Field in a particular country or other regulatory jurisdiction and all amendments and supplements thereto, including any New Drug Application (“NDA”) filed with the FDA.

1.28          “Net Sales” means [***].

1.29          “NHP Tox Study” means a non-human primate toxicology study conducted pursuant to the Research Plan.

1.30          “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.31          “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.32          “Phase 1 Clinical Trial” means a human clinical trial of a pharmaceutical product that would satisfy the requirements of 21 CFR 312.21(a) or foreign equivalent.

1.33          “Phase 2 Clinical Trial” means a human clinical trial of a pharmaceutical product that would satisfy the requirements of 21 CFR 312.21(b) or foreign equivalent.

1.34          “Phase 3 Clinical Trial” means a human clinical trial of a pharmaceutical product that would satisfy the requirements of 21 CFR 312.21(c) or foreign equivalent.

1.35          “Pricing Approval” means such approval, agreement, determination or decision of a Government Authority or drug formulary establishing prices or coverage for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities or drug formulary approve or determine the price and/or reimbursement of pharmaceutical Product.

1.36          “Product” means any ADC comprising an Antibody originating from Immunome and a Drug originating from PHP generated under the Research Plan and selected by a Party as a Development Candidate for further Development under Section 2.7 in any formulation or dosage form and for any mode of administration.

1.37          “Regulatory Approvals” means all approvals, that are necessary for the commercial sale of a Product in a given country or regulatory jurisdiction.

1.38          “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals or Regulatory Exclusivity for a Product, including the FDA, the EMA and any corresponding national or regional regulatory authority.

1.39          “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to the Product in a given country or regulatory jurisdiction, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, and pediatric exclusivity.

1.40          “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction. “Regulatory Materials” includes MAA and Regulatory Approval.

1.41          “Sublicense Revenues” means [***].

1.42          “Sublicensee” means any Third Party or other Person to whom a sublicense or other similar rights are granted to practice under any license granted within this Agreement.

1.43          “Territory” means worldwide.

1.44          “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.45          “Valid Claim” means a claim contained in an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise,

1.46          Interpretation. In this Agreement, unless otherwise specified:

(a)               The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)              words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)               words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d)              the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

1.47          Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Definition	Section
ADC Patents	6.2(b)
Commercial License	3.1(a)
Confidentiality Agreement	11.7
Development Candidate	2.7(c)
Discontinued ADC	2.7(b)(ii)(1)

Excluded Claim	11.6(e)
Excluded Technology	3.5
Executive Officers	2.4(c)
FTO Know-How	3.1(b)
ICC	11.6(a)
Immunome Inventions	6.1(b)(ii)
Indemnified Party	10.3
Indemnifying Party	10.3
JRC	2.4(a)
Licensee	2.7(c)
Licensor	2.7(c)
PHP Inventions	6.1(b)(i)
Remedial Action	4.7
Research Collaboration	2.1
Research Costs	5.1
Research License	2.5
Research Plan	2.3(a)
Research Term	2.2
Royalty Term	5.4(b)
Shared Research Costs	5.1
Term	8.1

Article 2
ADC Discovery Research

2.1              General. Subject to the terms and conditions of this Agreement, the Parties desire to establish a research collaboration to generate novel ADCs using certain Antibodies provided by and proprietary to Immunome and the Drugs and Linkers provided by PHP, and to evaluate such novel ADC for possible selection for further Development under this Agreement (the “Research Collaboration”).

2.2              Research Term. The term of the Research Collaboration (“Research Term”) shall be the one (1)-year period after the Effective Date and may be extended (a) by mutual agreement of the Parties; or (b) automatically if an NHP Tox Study is ongoing or has been authorized in writing by the JRC, until the conclusion of such NHP Tox Study, but in the event of (b), such extension shall apply only with respect to the ADC being studied in such NHP Tox Study.

2.3              Research Plan.

(a)               The Research Collaboration under this Agreement shall be conducted by the Parties pursuant to a mutually agreed research plan (the “Research Plan”). The Research Plan shall allocate research responsibilities between the Parties and shall set forth the details of the research activities to be conducted by each Party to make, characterize and evaluate ADCs to be generated under the Research Collaboration up to the completion of NHP Tox Study for such ADCs, together with an estimated timeline and budget therefor. Under the Research Collaboration, Immunome will be responsible for providing novel Antibodies proprietary to Immunome that are developed using its proprietary antibody discovery platform, and PHP will be responsible for conjugating Drugs, using Linkers, to such Antibodies to generate the ADCs. The Parties will then characterize, evaluate and optimize such ADCs as further set forth in the Research Plan.

(b)              As of the Effective Date, the Parties have agreed upon an initial Research Plan, attached to this Agreement as Exhibit B. From time to time during the Research Term, the JRC (as defined below) shall discuss, prepare and approve updates and amendments, as appropriate, to the then-current Research Plan. Once approved by the JRC, such revised Research Plan shall become effective and replace the prior Research Plan. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall control.

2.4              Joint Research Committee.

(a)               The Parties shall establish a joint research committee (the “JRC”), composed of [***] representatives of each Party that have knowledge and expertise in the discovery research and early development of antibody-drug conjugates. The JRC shall (i) oversee the Research Collaboration conducted by the Parties hereunder, (ii) discuss, prepare and approve amendments to the Research Plan, (iii) coordinate the Parties’ activities under the Research Plan; (iv) review and discuss the status, progress, and results of the Research Collaboration; (v) make go/no-go decisions with respect to any particular ADC at various decision points throughout the Research Collaboration based on then-available data and results, as further set forth in the Research Plan; (vi) select ADC(s) discovered under the Research Plan for further Development pursuant to Section 2.7 below; (vii) approve the quarterly budget for the Research Plan; and (viii) perform such other functions as appropriate to further the Research Collaboration, as expressly set forth in this Agreement or allocated to it by the Parties in writing. The JRC is empowered to direct activities under the Research Plan, including deviations from the Research Plan, so long as such activities and deviations do not cause either Party to exceed its quarterly budget in aggregate by [***], unless such costs are approved in writing by such affected Party’s Chief Executive Officer.

(b)              Each Party shall designate its initial JRC representatives within [***] after the Effective Date. Each Party may replace its representatives on the JRC on written notice to the other Party. The JRC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***] through the first [***] of the Research Collaboration, and [***] thereafter. Meetings of the JRC may be held in person, by audio or video teleconference. In person JRC meetings shall be held at locations in the United States selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JRC. No action taken at any meeting of the JRC shall be effective unless an equal number of representatives of each Party are participating; provided, that for any action of the JRC pursuant to Section 2.7 or to approve deviations from the Research Plan that cause either Party to exceed its quarterly budget shall require the participation of all representatives of each Party.

(c)               All decisions of the JRC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JRC that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within [***] after such matter was brought to the JRC for resolution, such disagreement shall be referred to the Chief Executive Officer of PHP and Chief Executive Officer of Immunome (the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [***] after the matter is referred to them, then [***].

(d)              The JRC shall only have the powers expressly assigned to it in this Section 2.4 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (iii) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.5              Research License. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a non-exclusive, and royalty free license under all Patent Rights and Know-How Controlled by such Party that is necessary to conduct the research work allocated to such other Party under the Research Plan, which license shall be used solely for such research work and shall automatically expire upon the expiration of the Research Term (“Research License”). The Research License granted to a Party is non-sublicenseable except to Affiliates and subcontractors (but solely to the extent necessary for any such subcontractor to perform its applicable obligations to such Party under the Research Plan), provided however that neither Party may sublicense its Research License to a Third Party that is a competitor of the other Party (i.e., a company engaged in the discovery, development, manufacture or marketing of therapeutic drugs, antibodies, or antibody-drug conjugates) without the JRC’s approval.

2.6              Conduct of Research. Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it in the Research Plan and shall conduct such activities in good scientific manner, and in compliance with all applicable Laws. Each Party shall keep the other Party reasonably informed as to the progress of the conduct of the Research Plan through meetings of the JRC as provided above.

2.7              Selection of Development Candidate.

(a)               After a particular ADC generated under the Research Collaboration has completed NHP Tox Study, the Parties shall jointly prepare and submit to the JRC a report summarizing the data and results of generated from the research work on such ADC. The JRC shall discuss and review such data and results and the Parties shall have the right to select such ADC for further Development as provided below. If, due to any disagreement between the Parties they cannot submit such joint report within [***] after completion of the NHP Tox Study, then each report shall not be submitted until resolution of such dispute.

(b)              If a Party wishes to select a particular ADC for further Development, such Party shall submit a written request to the JRC within [***] after the report described in 2.7(a) is submitted to the JRC.

(i)                 If one Party submits a written request for such ADC to the JRC, and other Party does not submit a written request for such ADC to the JRC within [***] after the first Party’s request, then the first Party shall have the right to select such ADC.

(ii)              If both Parties submit written request for such ADC (provided that each Party submits its request within its [***] allotted timeframe, as specified above), then the Parties shall alternate the right to select the ADCs that both Parties wish to further Develop, such that the Party that did not select the last ADC that both Parties wish to further Develop shall have the right to select such ADC. For the first ADC that both Parties wish to further Develop, PHP shall have the right to select such ADC.

(1)               Subject to Section 2.7(b)(iv), if neither Party timely submits a written request for a particular ADC, then such ADC shall be deemed a “Discontinued ADC” and neither Party shall have the right to further clinically Develop or Commercialize such Discontinued ADC without the other Party’s prior written consent. Notwithstanding the foregoing, Immunome shall have the right to develop and commercialize any product containing, and engage in any other activities with respect to, the Antibody incorporated in any Discontinued ADC, so long as such product does not also incorporate the Drug provided by PHP or any derivative or modification thereof, and PHP shall have the right to develop and commercialize any product containing an ADC where the antibody in such product is directed to the same biological target as the Antibody in the Discontinued ADC, so long as such product does not also incorporate the Antibody in the Discontinued ADC. Once an ADC is deemed a Discontinued ADC, each Party shall return to the other Party any biological material specific to that ADC disclosed or shared by the other Party. Any remaining material of any Discontinued ADC shall be promptly destroyed by any Party in possession of such Discontinued ADC.

(iii)            Upon advance written notice of at least [***], either Party may seek, alone or in collaboration with the other Party, a Sublicensee to undertake future Development of a Discontinued ADC. Any such sublicense shall be subject to the other Party’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned. The Parties shall share equally in any consideration received from any Sublicensee for a Discontinued ADC (not including the Fair Market Value of any amount received in exchange for services such as research and development costs, patent expenses, manufacturing costs and the like), after the reimbursement of any unpaid balance of Research Costs as set forth in Section 5.1, if applicable. For the purpose of clarity, if after the JRC budget reconciliation described in Section 5.1 is completed, one Party has paid less than fifty percent (50%) of the Research Costs, then any proceeds from such Sublicensee in consideration for such Discontinued ADC will first be applied to reimburse the party that paid the higher portion of Research Costs until the contribution of both Parties to the Research Costs equals fifty percent (50%), and thereafter the remainder of such proceeds shall be shared equally between the Parties.

(c)               Once a particular ADC is selected by a Party for further Development, such ADC shall become a “Development Candidate”, such Party shall become the “Licensee” of such Development Candidate and corresponding Product, and the other Party shall be come the “Licensor” of such Development Candidate and corresponding Product.

Article 3

COMMERCIAL LICENSE

3.1              Commercial License.

(a)               Subject to the terms and conditions of this Agreement, on a Development Candidate-by-Development Candidate basis, the applicable Licensor hereby grants the applicable Licensee an exclusive (even as to the Licensor, except as provided in Section 3.4 below), sublicenseable (solely in accordance with Section 3.2) and royalty bearing license under its Licensed Technology to research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize Products with respect to such Development Candidate in the Field in the Territory, which license shall become effective upon the selection of the ADC contained in such Product as a Development Candidate for further Development under Section 2.7 (“Commercial License”). Notwithstanding the foregoing, a license granted by PHP to Immunome under this Section 3.1 shall not include the right to manufacture the Drug component of the Product, and the Parties shall agree to a supply agreement that covers manufacturing of the Drug component on a Product-by-Product basis pursuant to Section 4.5(b). Notwithstanding the foregoing, a license granted by Immunome to PHP under this Section 3.1 shall not include the right to manufacture the Antibody component of the Product, and the Parties shall agree to a supply agreement that covers manufacturing of the Antibody component on a Product-by-Product basis pursuant to Section 4.5(b).

(b)              The Commercial License granted under Section 3.1(a) is intended to give the Licensee sufficient freedom to operate with regard to the Licensee’s Development and Commercialization of the Product. Accordingly, solely to the extent necessary for the Licensee to have such freedom to operate in a particular jurisdiction (but subject to any other limitations in this Agreement), the Licensor hereby grants to the Licensee a limited, non-exclusive license under the Licensor’s Know-How covering the Licensor’s discovery platform (the “FTO Know-How”) for the limited purpose of ensuring the Licensee has freedom to operate with regard to Development and Commercialization of the Product. FTO Know-How subject to the limited license of this Section 3.1(b) constitutes Licensed Technology. However, the additional non-exclusive license that may be granted under this Section 3.1(b) shall not impose any obligation on the part of the Licensor to disclose any FTO Know-How to the Licensee.

3.2              Sublicenses. Subject to the terms and conditions of this Agreement, the applicable Licensee shall have the right to grant sublicenses (through multiple tiers) of the Commercial License granted to it under Section 3.1 to its Affiliates and Third Parties, provided that: (a) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (b) Licensee shall remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation has been delegated, subcontracted or sublicensed to its Affiliates, contractors or Sublicensees; (c) Licensee shall ensure that its Affiliates, contractors and Sublicensees comply with the terms and conditions of this Agreement; (d) within [***] after the execution of any sublicense agreement, Licensee shall provide Licensor with a true and complete copy of such sublicense agreement, provided that Licensee shall have the right to redact certain sensitive information of the Sublicensee from such copy to the extent that such information is not necessary for Licensor to confirm the sublicense agreement’s compliance with this Agreement.

3.3              No Implied License; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of the other Party. Each Party, as the Licensee, covenants that it will not, and it will not permit any of its Affiliates and Sublicensees to, use or practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license set forth in Sections 2.5 and 3.1.

3.4              Retained Rights. Notwithstanding the exclusive Commercial License granted to Licensee under Section 3.1, each Party, as the Licensor, retains the right to practice its Licensed Technology in the Field in the Territory in order to in order to perform, or have performed by its Affiliates or contractors, such Party’s obligations under this Agreement. Each Party shall retain the right to use any Development Candidate licensed to the other Party for such first Party’s internal, preclinical research and development purposes, including as reference compounds.

3.5              Excluded Technology. If during the Term, a Party, as the Licensor for a particular Product, obtains Control of any intellectual property rights from a Third Party (other than as a result of a Change of Control of Licensor), which intellectual property rights are reasonably necessary or useful for the development, manufacture, use, importation and/or sale of such Product, then such Party shall notify the other Party (which is the Licensee of such Product) in writing, including a description of such intellectual property rights and any payments that such Party would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to the other Party under such intellectual property rights with respect to such Product. If within [***] after the receipt of such notice, the other Party, as the Licensee for such Product, agrees in writing to reimburse such Party for all such payments, then such intellectual property rights shall be included in Licensed Technology and sublicensed to such other Party under the terms and conditions of this Agreement. If the other Party does not agree in writing to reimburse such Party for all such payments within such [***], then such intellectual property rights shall be deemed “Excluded Technology” and shall be excluded from Licensed Technology. For clarity, this Section 3.6 shall not apply to any intellectual property of any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate of such Party after the Effective Date as a result of a Change of Control of such Party, which intellectual property shall be excluded from Licensed Technology.

Article 4
DEVELOPMENT AND COMMERCIALIZATION

4.1              General. Subject to the terms and conditions of this Agreement, on a Product-by-Product basis, after a Party has selected an ADC generated under the Research Plan as a Development Candidate for further Development under Section 2.7, such Party, as the Licensee of such Development Candidate and the corresponding Product, shall be solely responsible for the Development, manufacture and Commercialization of such Product in the Field in the Territory, at such Party’s own cost and expense.

4.2              Diligence. On a Product-by-Product basis, the applicable Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Field in the Territory.

4.3              Development.

(a)               On a Product-by-Product basis, the applicable Licensee shall be solely responsible for the Development of the Product in the Field in the Territory, at Licensee’s own cost and expense (except as set forth in Section 4.3(b) below), including performance of all clinical trials for the Product in the Field in the Territory necessary to obtain Regulatory Approval for the Product in the Field in the Territory.

(b)              On a Product-by-Product basis, the applicable Licensor shall have the option to share [***] of the Development cost (both internal and out-of-pocket cost) for the Product through completion of the first Phase I Clinical Trial in exchange of increased Sublicense Revenue sharing as set forth in Section 5.5; provided that such cost sharing obligation shall be only with respect to reasonable, typical costs for similar products at similar stages of development. The Licensor may exercise such option by written notice to Licensee within [***] after the applicable ADC is selected by the Licensee for further Development. If Licensor timely exercises such option, then (i) at the beginning of each calendar quarter through completion of the first Phase 1 Clinical Trial, Licensee shall provide Licensor with a reasonably detailed Development plan and budget for review and discussion; (ii) within [***] after the end of each calendar quarter through completion of the first Phase 1 Clinical Trial, Licensee shall provide Licensor with a reasonably detailed report setting forth the internal and out-of-pocket cost incurred during the Development of the Product during such calendar quarter; and (iii) within [***] after the receipt of such report, Licensor shall pay to Licensee [***] of such cost so that the Parties share such cost equally. If Licensor in good faith disputes any portion of the Development cost reported by Licensee, such dispute shall be resolved by an independent auditor mutually agreed by the Parties. Such auditor shall have the right to inspect and audit the records of Licensee related to such Development cost, and shall report his/her determination to the Parties. Such auditor’s determination shall be final and binding on the Parties, and the Party to whom such auditor rules against shall pay for the fees of such auditor. Any payment attributable to such disputed portion shall only be after such dispute is resolved and any adjustment has been made by the Parties based on the determination of the auditor.

4.4              Regulatory. On a Product-by-Product basis, the applicable Licensee shall be responsible for all regulatory activities related to the Development, manufacture and Commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense. Licensee shall prepare and file all Regulatory Materials necessary to obtain and maintain the Regulatory Approval of the Product in the Field in the Territory and shall be responsible for all communication and interaction with Regulatory Authorities with respect thereto. Licensee shall provide Licensor with copies of all major submissions and all material communications with any Regulatory Authorities in. the Territory regarding the Product promptly after submission or receipt. The Parties shall enter into a pharmacovigilance agreement governing safety data exchange to the extent required by Regulatory Authorities.

4.5              Manufacture.

(a)               Except as set forth in Section 4.5(b) below, Licensee shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor, manufacture and supply all of Licensee’s and its Affiliates’ and Sublicensees’ requirements for the Product for use in the Development and Commercialization in the Field in the Territory, at Licensee’s own cost and expense.

(b)              Notwithstanding the foregoing, if Immunome selects an ADC generated under the Research Plan as a Development Candidate for further Development under Section 2.7 and becomes the Licensee for the corresponding Product, the Parties shall negotiate and enter into a separate supply agreement for the supply of the Drug component of the ADC. Notwithstanding the foregoing, if PHP selects an ADC generated under the Research Plan as a Development Candidate for further Development under Section 2.7 and becomes the Licensee for the corresponding Product, the Parties shall negotiate and enter into a separate supply agreement for the supply of the Antibody component of the ADC. Each such supply agreement shall include terms regarding pricing, forecasting, delivery, specifications, payment terms, inspection of products, warranties, backup manufacturing rights, quality assurance matters, mutual indemnifications, limitations on liability and other typical terms, in all cases as are customarily set out in supply agreements for similar products with similarly situated parties within the industry, as the parties shall mutually agree in good faith. [***].

4.6              Commercialization. On a Product-by-Product basis, the applicable Licensee (either by itself or through its Affiliates and Sublicensees) shall be responsible for all aspects of the Commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Product; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing, distributing and promotion of the Product in the Territory.

4.7              Remedial Actions. Each Party will notify the other Party immediately if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). On a Product-by-Product basis, as between the applicable Licensee and the applicable Licensor, the applicable Licensee shall be solely responsible for all Remedial Action for the Product in the Field in the Territory, including the cost and expense thereof, and shall control and coordinate all efforts necessary to conduct such Remedial Action. Licensee shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit Licensee to trace the sale, distribution and use of the Product in the Territory.

4.8              Reporting. Each Party, as the Licensee, shall keep the other Party, as the Licensor reasonably informed as to the progress and results of such Party’s and its Affiliates’ and Sublicensees’ Development and Commercialization of the applicable Product. Without limiting the foregoing, each Party shall provide the other Party with periodic (no less than annually) written reports summarizing all Development (including all clinical trials), manufacture and Commercialization activities performed since the last report. Such reports shall be at a level of detail reasonably sufficient to enable the other Party to determine such Party’s compliance with its diligence obligations under Section 4.2. Upon the other Party’s request, such Party shall discuss with the other Party the status, progress and results of such Party’s, its Affiliates’ and Sublicensees’ Development, manufacture and Commercialization activities under this Agreement and shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to such activities.

Article 5
FINANCIAL PROVISIONS

5.1              Research Cost. Each Party shall be responsible for fifty percent (50%) of the total internal and out-of-pocket cost and expense incurred by or on behalf of the Parties to perform the activities under the Research Plan (the “Research Costs”), subject to the following: (a) on an ongoing basis, each Party shall initially bear all Research Costs incurred by or on behalf of such Party to perform the activities assigned to such Party under the initial Research Plan; (b) at the beginning of each calendar quarter, each Party, through the JRC, shall develop a budget for the activities assigned to each Party during that quarter, and the JRC shall approve the budget for that quarter; (c) the JRC will direct and authorize the actual activities under the Research Plan for that quarter, within the budgetary limitations placed upon it in Section 2.4(a); (d) at the end of each calendar quarter and upon completion of the Research Term, each Party shall report to the JRC the amount and its accounting of the Research Costs incurred during such calendar quarter or during the Research Term, as applicable, and such Research Costs shall be deemed “Shared Research Costs”; and (e) the JRC shall calculate the difference between the Shared Research Costs between the Parties, and if the costs borne by one Party exceed the costs borne by the other Party by greater than [***], then the JRC shall notify the Parties the amount that should be paid by the Party having borne less Shared Research Costs to the other to reconcile the Parties’ respective Shared Research Costs so that each Party has paid fifty percent (50%) of the total Shared Research Costs incurred by or on behalf of both Parties, and such paying Party shall make such reconciliation payment within [***] after receiving an invoice from the other Party for such payment. Notwithstanding the foregoing, if either Party in good faith disputes any portion of the Shared Research Costs reported by the other Party, such dispute shall be resolved by an independent auditor mutually agreed by the Parties. Such auditor shall have the right to inspect and audit the records of the Party whose Shared Research Costs are under dispute, and shall report his/her determination to the Parties. Such auditor’s determination shall be final and binding on the Parties, and the Party to whom such auditor rules against shall pay for the fees of such auditor. Any reconciliation payment attributable to such disputed portion shall only be made after such dispute is resolved and any adjustment has been made by the JRC based on the determination of the auditor.

5.2              Development Milestone Payments.

(a)               Milestone Events. On a Product-by-Product basis, the applicable Licensee shall pay to Licensor the following non-refundable, non-creditable payment set forth in the table below upon the first achievement of the applicable milestone event for each Product (whether by Licensee, its Affiliates, or Sublicensees). Each milestone payment set forth in this Section 5.2 shall be paid only once for each Product.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total (for each Product)	$20,000,000

(b)              Notice and Payment. Licensee shall notify Licensor in writing within [***] after the achievement of any milestone set forth in this Section 5.2 and shall pay to Licensor the corresponding milestone payment within [***] after the achievement of such milestone.

5.3              Commercial Milestone Payments.

(a)               Milestone Events. On a Product-by-Product basis, the applicable Licensee shall pay to Licensor the following non-refundable, non-creditable payments set forth in the table below when the aggregated annual Net Sales of each Product in the Territory first reach the values indicated below. For clarity, (i) the annual Net Sales shall be aggregated on a Product-by-Product basis, (ii) each milestone payment set forth in this Section 5.3 shall be paid only once for each Product, and (iii) milestone payments in this Section 5.3 shall be additive, such that if more than one milestone specified below is achieved in the same calendar year, then the milestone payments for all such milestones shall be payable.

Annual Net Sale of each Product in the Territory	Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total (for each Product)	$80,000,000

(b)              Notice and Payment. As part of the royalty report in Section 5.4(d), Licensee shall provide written notice to Licensor if the aggregated annual Net Sales of any Product in the Territory first reach the values set forth in Section 5.3(a) above during the calendar quarter to which such report pertains. Licensee shall pay to Licensor the corresponding milestone payments within [***] after the end of the calendar quarter during which such milestone is achieved.

5.4              Royalty Payments.

(a)               Royalty Rates. Subject to the other terms of this Section 5.4, On a Product-by-Product basis, the applicable Licensee shall make quarterly non-refundable, non-creditable royalty payments to Licensor on the Net Sales of each Product sold by Licensee, its Affiliates and Sublicensees in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of each Product sold in the Territory in the applicable calendar year. The royalty rate for each Product shall be [***] of Net Sales.

(b)              Royalty Term. Licensee’s obligation to pay royalties pursuant to this Section 5.4 shall continue, on a Product-by-Product and country-by-country basis, until the latest of: (i) tenth (10th) anniversary of the First Commercial Sale of such Product in such country; (ii) the expiration of the last-to-expire Valid Claim in the Licensed Patents in such country that covers such Product (including the composition of matter, manufacture or use of such Product or any component therein); and (iii) the expiration of all Regulatory Exclusivity for such Product in such country (the “Royalty Term”).

(c)               Royalty Reductions.

(i)                 If a Product is sold in a country in the Territory during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patents that covers such Product (including the composition of matter, manufacture or use of such Product or any component therein) in such country and all Regulatory Exclusivity for such Product in such country has expired, then the royalty rate applicable to the Net Sales of such Product in such country during such time shall be reduced by [***] of the royalty rate otherwise applicable to all Net Sales for such Product in the Territory under Section 5.4(a).

(ii)              [RESERVED.]

(iii)            [RESERVED.]

(iv)             Except with the other Party’s prior written consent and except for Third Party intellectual property rights to which either Party already has a license, neither Party shall use any intellectual property rights of any Third Party to perform the Research Collaboration if the use of such Third Party intellectual property rights requires royalty or other payment on the ADC or Product developed through the use of such intellectual property rights. If any Party wishes to use any such Third Party intellectual property rights, except for Third Party intellectual property rights to which either Party already has a license, for a particular project under the Research Collaboration, such Party shall notify the other Party, and the Parties shall discuss the necessity of such intellectual property rights and the payment obligation that may arise through such use. If the Parties agree to use such intellectual property rights in the Research Collaboration, the Parties shall also agree in writing any royalty adjustment on the Product developed through the use of such intellectual property rights.

(d)              Royalty Reports and Payment. Within [***] after each calendar quarter, commencing with the calendar quarter during which any Net Sales of any Product are made anywhere in the Territory, the applicable Licensee shall provide Licensor with a report that contains the following information for the applicable calendar quarter, on a Product-by-Product and country-by-country basis: (i) the amount of gross sales of the Products, (ii) an itemized calculation of Net Sales in the Territory showing separately each type of deduction provided for in the definition of “Net Sales,” (iii) a calculation of the royalty payment due on such sales, including the application of any reduction made in accordance with Section 5.4(c), (iv) the exchange rate for such country; and (v) the aggregate annual Net Sales and whether any commercial milestone has been achieved. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay Licensor in Dollars all royalties owed with respect to Net Sales for such calendar quarter.

5.5              Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth above, if Licensee grants to any Third Party the right to Develop, manufacture and/or Commercialize the Product, Licensee shall pay to Licensor a share of all Sublicense Revenues as set forth in the table below based on the stage of Development of the applicable Product when the sublicense agreement is executed. Licensee shall pay to Licensor its share of Sublicense Revenues within [***] after receipt of payment by Licensee (or its Affiliates) from the Sublicensee.

The time when the sublicense agreement is executed	Percentage of Sublicense Revenue Payable to Licensor
[***]	[***]*
[***]	[***]
[***]	[***]
[***]	[***]

* If Licensor elects to share the Development cost through the completion of the first Phase 1 Clinical Trial for a particular Product as set forth in Section 4.3(b), then Licensee shall pay to Licensor [***] of Sublicense Revenue for such Product if Licensee grants any Third Party the right to Develop, manufacture and/or Commercialize such Product before the dosing of the first patient in the first Phase 1 Clinical Trial.

5.6              Payments to Third Parties. Subject to Section 5.4(c)(ii), each Party shall be solely responsible for any payments due to Third Parties that do not qualify as Shared Research Costs under any agreement entered into by such Party.

5.7              Currency; Exchange Rate. All payments to be made under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party receiving the payment. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at [***].

5.8              Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [***] or the maximum rate allowable by applicable Law, whichever is less.

5.9              Taxes.

(a)               Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)              Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by one Party to the other Party under this Agreement. To the extent a Party making any payment hereunder is required to deduct and withhold taxes on such payment, such Party shall deduct or withhold such taxes, pay such taxes to the proper tax authority in a timely manner, and promptly send evidence of such payment to the other Party. The Party receiving payment hereunder shall provide the paying Party any tax forms that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Party receiving payment hereunder shall use reasonable efforts to provide any such tax forms to the paying Party in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax under this Section 5.9(b).

(c)               Taxes Resulting From Action of the Party Making Payment. If, as a result of any action by the Party making payment hereunder, including assignment or transfer of this Agreement, change in the residence of such Party for tax purposes, change in the entity making such payment, or failure on the part of such Party to comply with applicable Laws or filing or record retention requirements, the amount of any tax that such Party is required to deduct or withhold from a payment made by such Party to the other Party under this Agreement is increased, then the sum payable by such Party to the other Party shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum that such other Party would have received had no such action occurred.

5.10          Financial Records and Audit. Each Party shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of any royalty payments and other amounts payable under this Agreement and to verify the achievement of commercial milestone events under this Agreement. Upon at least [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records, and not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party under this Agreement or of any payments made, or required to be made, pursuant to this Agreement. The auditing Party shall bear the cost of such audit unless such audit reveals an underpayment by the audited Party of more than [***] of the amount actually due for the time period being audited, in which case the audited Party shall reimburse the auditing Party for the costs of such audit. The audited Party shall pay to the auditing Party any underpayment discovered by such audit within [***] after the accountant’s report, plus interest (as set forth in Section 5.8) from the original due date. If the audit reveals an overpayment by the audited Party, then the audited Party may take a credit for such overpayment against any future payments due to the auditing Party.

Article 6

INTELLECTUAL PROPERTY RIGHTS

6.1              Ownership of Inventions.

(a)               Except as set forth in Section 6.1(b) below, ownership of all Inventions arising out of activities under the Research Collaboration shall be jointly owned. Each Party shall solely own any Inventions that do not arise out of activities under the Research Collaboration and are made solely by its and its Affiliates’ employees, agents, or independent contractors. The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates. For all jointly-owned Inventions, each Party shall and hereby assigns to the other Party one-half undivided interest in such jointly-owned Inventions.

(b)              Notwithstanding Section 6.1(a),:

(i)                 PHP shall solely own all Inventions solely related to the Drug and method for the conjugation of the Drug to antibodies (“PHP Inventions”). To the extent any PHP Inventions are made by Immunome, Immunome shall and hereby assigns to PHP all right, title and interest in and to all such PHP Inventions.

(ii)              Immunome shall solely own all Inventions solely related to its antibody discovery platform or any Antibody discovered by Immunome using that platform or otherwise (“Immunome Inventions”). To the extent any Immunome Inventions are made by PHP, PHP shall and hereby assigns to Immunome all right, title and interest in and to all such Immunome Inventions.

(c)               Each Party shall promptly disclose all Inventions arising out of activities under the Research Collaboration to the other Party and shall execute such instrument and take such further action as reasonably requested by the other Party to vest ownership of the Inventions as set forth above.

(d)              Notwithstanding the joint ownership of Inventions arising out of activities under the Research Collaboration, neither Party shall have the right to practice, license or exploit such Inventions or Patents except to conduct research work pursuant to the Research Plan, unless such Party becomes a Licensee by selecting the applicable ADC for further Development under Section 2.7.

6.2              Patent Prosecution.

(a)               As between the Parties, each Party shall have the sole right but not the obligation to file, prosecute and maintain the Patents Rights solely owned or Controlled by such Party throughout the world at its own cost and expense.

(b)              Except as provided in paragraph (c) below, filing decisions for all Patent Rights claiming jointly-owned Inventions (the “ADC Patents”) shall be decided jointly before the selection of the applicable ADC as Development Candidate for further Development under Section 2.7, the Parties shall jointly decide, through the JRC, whether to file any ADC Patents claiming such ADC and the Parties shall share the cost equally.

(c)               After an ADC has been selected as a Development Candidate for further Development under Section 2.7, the Licensee of such ADC shall have the first right to file, prosecute and maintain the applicable ADC Patents in the Territory at Licensee’s own cost and expense. Licensee shall consult with Licensor and keep Licensor reasonably informed of the status of the ADC Patents in the Territory and shall promptly provide Licensor with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Licensee shall promptly provide Licensor with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to the ADC Patents for Licensor’s review and comment prior to the submission of such proposed filings and correspondences and shall consider and implement in good faith any comment received from Licensor. Licensee shall notify Licensor of any decision to cease prosecution and/or maintenance of any ADC Patents in the Territory. Licensee shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such ADC Patent. In such event, Licensor shall have the right to continue prosecution or maintenance of such ADC Patent in the Territory at Licenser’s discretion and expense.

(d)              Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 6.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

6.3              Patent Enforcement.

(a)               Each Party shall promptly notify the other party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents through the using, importing, exporting, offering for sale or selling of any antibody-drug conjugates.

(b)              For infringement of any ADC Patent that claims an ADC that is selected by a Party for further Development, the Licensee of such ADC shall have the first right to bring and control any legal action to enforce such ADC Patent at its own expense and as it reasonably determines appropriate. Licensor shall have the right to be represented in any such action by counsel of its choice at its own expense. If Licensee does not to bring such legal action within [***] after the notice provided pursuant to Section 6.3(a), Licensor shall have the right to bring and control any legal action to enforce such ADC Patent at its own expense as it reasonably determines appropriate.

(c)               At the request and expense of the Party bringing the action under Section 6.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. In connection with any such proceeding, the Party bringing the action under Section 6.3(b) shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the ADC Patent without the prior written consent of the other Party.

(d)              Any recoveries resulting from an action under Section 6.3(b) to enforce the ADC Patents shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party; provided however that if the enforcing Party is Licensee, then such excess recovery shall be deemed Net Sales and subject to royalty payment under Section 5.4.

(e)               As between the Parties, PHP shall have the exclusive right to bring and control any legal action to enforce its Licensed Patents that relates solely to the Drug and method for the conjugation of the Drug to antibodies, and Immunome shall have the exclusive right to bring and control any legal action to enforce its Licensed Patents that related solely to its antibody discovery platform, in each case at such Party’s own expense and as such Party reasonably determines appropriate, and such Party shall have the right to retain all recoveries.

6.4              Patents Licensed From Third Parties. Each Party’s rights under this Article 6 with respect to the prosecution and enforcement of any Patent Rights that is licensed from a Third Party shall be subject to the rights retained by such Third Party with respect to the prosecution and enforcement of such Patent Rights.

Article 7
CONFIDENTIALITY; PUBLICATION

7.1              Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party; provided, that as to any Confidential Information of a Party that qualifies as a trade secret under applicable law, the foregoing obligations shall continue for such longer period, if any, as such Confidential Information continues to qualify as such.

7.2              Exceptions. The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a)               is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)              is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c)               is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)              is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3              Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 and 7.5, a Party may disclose the other Party’s Confidential Information to the extent:

(a)               such disclosure is reasonably necessary: (i) for the filing or prosecuting of Patent Rights as contemplated by this Agreement (but subject to compliance with the penultimate paragraph of this Section 7.3(a)); (ii) in regulatory filings for Product; (iii) for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) for disclosure to Third Parties bound by written obligation of confidentiality and non-use at least as restrictive as those set forth under this Article 7 and to the extent reasonably necessary in connection with the exercise of its rights or the performance of its obligations hereunder.

(b)              such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement;

(c)               such disclosure is required by applicable Laws, judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 73(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

In the case of a permitted disclosure pursuant to Section 7.3(a)(i), the following additional requirements shall apply: a Party seeking to disclose the other Party’s Confidential Information will give the other Party [***] written notice before making any such disclosure, and will cooperate with the other Party to protect the confidentiality of such Confidential Information. The Party filing or prosecuting such patent applications shall consider in good faith comments provided by the other Party. Upon the other Party’s request, the publishing Party shall remove all Confidential Information of the other Party from the proposed patent filing. Each Party agrees to acknowledge the contributions of the other Party and its employees in all in accordance with laws of inventorship in the each jurisdiction where patent applications are filed or pending.

Notwithstanding the permitted disclosures in this Section 7.3, in no event will any Party disclose, pursuant to this Section 7.3 or otherwise, any Confidential Information of the other Party that constitutes a trade secret of such other Party under Law if such disclosure would reasonably be likely to adversely affect the trade secret status of such Confidential Information.

7.4              Scientific Publication. Neither Party shall publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of the data and results of studies carried out under this Agreement, without the other Party’s review and approval (not to be unreasonably withheld, delayed or conditioned). The publishing Party shall provide the other Party with draft of any proposed publication that discloses any data and results of studies carried out under this Agreement at least [***] prior to its intended submission for publication. The publishing Party shall consider in good faith comments provided by the other Party. Upon the other Party’s request, the publishing Party shall remove all Confidential Information of the other Party from the proposed publication, and shall delay the submission for a period up to [***] to allow time for the preparation and filing of a patent application directed to any inventions disclosed in such publication. The publishing Party shall also provide the other Party a copy of the manuscript at the time of the submission. The publishing Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

7.5              Publicity.

(a)               The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit C, to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 7.5, no other disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion or news release relating to this Agreement, without the prior express written permission of the other Party, except as may be required by Law.

(b)              A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other Government Authorities to the extent required by Law after complying with the procedure set forth in this Section 7.5. In such event, the Party seeking such disclosure will notify the other Party as soon as practicable and will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Laws. The Party seeking such disclosure shall use Commercially Reasonable Efforts to obtain confidential treatment of the Agreement.

(c)               Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Securities Exchange Commission) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law. In such event, the Party seeking such disclosure, the Party seeking such disclosure will notify the other Party as soon as practicable and use Commercially Reasonable Efforts to obtain confidential treatment of the Agreement.

7.6              Equitable Relief. Each Party acknowledges that a breach of this Article 7 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 8
TERM AND TERMINATION

8.1              Term. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated as set forth in Section 8.2 below, shall continue in full force and effect, (a) if there is any ADC selected for further Development under Section 2.7, on a Product-by-Product and country-by-country basis, until the expiration of the payment obligations or any potential payment obligations of Licensee with respect to the applicable Product, and (b) if there is no ADC selected for further Development under Section 2.7, upon completion of the Research Collaboration (the “Term”). Upon expiration of this Agreement, any Research License is terminated, but for any Product being actively Developed or Commercialized in any country, the Commercial License granted to the Licensee for such Product in such country shall continue. Upon expiration or termination of this Agreement, each Party shall return to the other Party any biological material or Know-How shared or disclosed under this Agreement.

8.2              Termination.

(a)               Termination by Licensee for Convenience. If a Party selects an ADC for further Development under Section 2.7, such Party may terminate this Agreement with respect to such ADC and applicable Product by providing written notice of termination to the other Party, which notice includes an effective date of termination at least [***] after the date of the notice. If, during the [***] termination notice period, the other Party provides written notice to the terminating Party that it wishes to Develop such ADC, then this Agreement shall continue with respect to such ADC but such other Party shall become the Licensee (and the terminating Party shall become the Licensor) of such ADC and corresponding Product. If the other Party does not provide such notice, this Agreement shall terminate upon expiration of the termination notice period, and such ADC shall become a Discontinued ADC and neither Party shall have the right to further Develop or Commercialize such Discontinued ADC without the other Party’s prior written consent.

(b)              Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] from such notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure such breach within such time period, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. Notwithstanding the foregoing, in the event the allegedly breaching Party in good faith disputes such breach allegation, then such termination shall not be effective unless and until such dispute has been resolved in favor of the Party alleging such breach.

(c)               Termination for Intellectual Property Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, each Party may terminate this Agreement if the other Party or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Patent Rights licensed by such Party to such other Party under this Agreement. Each Party may also terminate this Agreement if the other Party or its Affiliates or Sublicensees, individually or in association with any other Person, violates the intellectual property rights of the Party, including use of Know-How or biological material shared under this Agreement for any purpose other than for the Research Collaboration or that in any way exceeds the Research License or Commercial License under this Agreement.

8.3              Effect of Termination. Upon the termination of this Agreement for any reason, all Research Licenses granted by either Party to the other Party under this Agreement shall terminate and any sublicense granted thereunder shall also terminate, provided that in the event any Party has selected a Development Candidate pursuant to Section 2.7, such Party shall retain full rights to such Development Candidate and corresponding Products, and the Parties’ rights and obligations (including Commercial Licenses and payments) with respect to such Development Candidate and Products shall survive ay expiration or termination of this Agreement.

8.4              Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Section 6.1, Article 7, Section 8.3, this Section 8.4, Section 8.5, Article 9, Article 10 and Article 11, and, to the extent necessary for the interpretation of any other surviving provisions hereof, Article 1.

8.5              Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1              Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)               it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)              as of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and

(c)               it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

9.2              Additional Representations and Warranties of PHP. PHP represents, warrants, and covenants (as applicable) to Immunome that, as of the Effective Date:

(a)               PHP has the right under the its Licensed Technology to grant the license to Immunome as purported to be granted pursuant to this Agreement, and it has not granted, and will not grant during the Term, any license to any Third Party under its Licensed Technology that is inconsistent with the license granted to Immunome hereunder;

(b)              PHP has not received any written notice from any Third Party asserting or alleging that the Drug or conjugation of the Drug to antibodies infringed or misappropriated the intellectual property rights of such Third Party; and

(c)               there are no actual, pending, or to PHP’s knowledge, alleged or threatened in writing, adverse actions, suits, proceedings, or claims against PHP involving the Drug or conjugation of the Drug to antibodies.

9.3              Additional Representations and Warranties of Immunome. Immunome represents, warrants, and covenants (as applicable) to PHP that, as of the Effective Date:

(a)               Immunome has the right under the its Licensed Technology to grant the license to PHP as purported to be granted pursuant to this Agreement, and it has not granted, and will not grant during the Term, any license to any Third Party under its Licensed Technology that is inconsistent with the license granted to PHP hereunder;

(b)              Immunome has not received any written notice form any Third Party asserting or alleging that its antibody discovery platform or any antibody developed by Immunome infringed or misappropriated the intellectual property rights of such Third Party; and

(c)               there are no actual, pending, or to Immunome’s knowledge, alleged or threatened in writing, adverse actions, suits, proceedings, or claims against Immunome involving its antibody discovery platform or any antibody developed by Immunome.

9.4              Compliance. Each Party covenants that in performing its obligations or exercising its rights under this Agreement, it shall (and shall ensure that its Affiliates and Sublicensees shall): (a) comply in all material respects with all applicable Laws; and (b) not employ or engage any Person who has been debarred or disqualified by any Regulatory Authority or, to its knowledge, is the subject of debarment or disqualification proceedings by any Regulatory Authority.

9.5              Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 10
INDEMNIFICATION; LIABILITY

10.1          Mutual Indemnification. Each Party shall indemnify and hold the other Party, its Affiliates and their respective officers, directors, agents and employees harmless from and against any Claims against them arising or resulting from the negligence or willful misconduct or breach of this Agreement by such Party; except in each case to the extent such Claims result from the negligence or willful misconduct or breach of this Agreement by such other Party.

10.2          Indemnification by Licensee. If a Party selects an ADC for further Development under Section 2.7, such Party shall indemnify and hold the other Party, its Affiliates and their respective officers, directors, agents and employees harmless from and against any Claims against them arising or resulting from the Development, manufacture and Commercialization of the applicable Products by such Party, its Affiliates and Sublicensees; except in each case to the extent such Claims result from the negligence or willful misconduct or breach of this Agreement by such other Party.

10.3          Indemnification Procedure. If either Party is seeking indemnification under Sections 10.1 or 10.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 10.1 or 10.2 as to any Claim, pending resolution of the dispute pursuant to Section 11.6, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2 upon resolution of the underlying Claim.

10.4          [***].

10.5          Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

Article 11
GENERAL PROVISIONS

11.1          Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

11.2          Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (voluntarily or involuntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party for as long as it remains as such, or in whole to its successor in interest as a result of the sale of all or substantially all of its business or assets to which this Agreement relates. In the event of an assignment by a Party to an Affiliate, the assigning Party shall remain jointly and severally liable with such Affiliate hereunder with respect to such assigned obligations. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.3          Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.4          Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to PHP:
PH Pharma Co Ltd.
9th Fl., The K-Twin Towers A, 50 Jongno I-gil, Jongno-gu,
Seoul, Korea
Attn: [***]

and to:

pH Pharma, Inc.
545 Middlefield Rd. Suite 208
Menlo Park, CA 94025
Attn: [***]

with a copy to:
Cooley, LLP
3175 Hanover St., Palo Alto, CA 94304
Attn: [***]

If to Immunome:
Immunome, Inc.
665 Stockton Drive
Suite 300
Exton, PA 19341
Attn: [***]

with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attn: [***]
Fax: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; (c) on the fifth (5th) business day following the date of mailing, if sent by mail; or (d) the day of confirmed dispatch if sent by facsimile during business hours on a business day and, if not, then on the next business day); provided, that for purposes of determining sufficiency and timing of any notice to PHP, such determinations shall be made using only the United States address provided above (or any substitute United States address provided by PHP).

11.5          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of New York without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction,

11.6          Dispute Resolution

(a)               The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 11.6(e) below) shall be finally resolved by binding arbitration administered by [***] pursuant to its then-current arbitration rules and procedures then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)              The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business: within [***] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by [***]. The place of arbitration shall be [***], and all proceedings and communications shall be in English.

(c)               Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d)              Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

(e)               As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (1) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

11.7          Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, that certain Mutual Confidential Disclosure Agreement between the Parties dated as of August 14, 2019, as amended (the “Confidentiality Agreement”) shall be terminated, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be deemed disclosed under this Agreement and subject to the confidentiality provisions set forth herein.

11.8          Headings; Language. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

11.9          Independent Contractors. It is expressly agreed that PHP and Immunome are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither PHP nor Immunome shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.10      Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.11      Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.12      Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.13      Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

11.14      Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

PH Pharma, Inc.	Immunome, Inc.

By:	/s/ Hoyoung Huh	By:	/s/ Purnanand Sarma
Name:	Hoyoung Huh, MD PhD	Name:	Purnanand Sarma, PhD
Title:	CEO	Title:	CEO

LIST OF EXHIBITS

Exhibit A:       pH Pharma Patents

Exhibit B:       Initial Research Plan

Exhibit C:       Press Release

EXHIBIT A

pH Pharma Patent

[***]

EXHIBIT B

Research Plan #001

[***]

EXHIBIT C

Initial Press Release

pH Pharma and Immunome Enter into Collaboration and License Agreement to Develop and
Commercialize Multiple Novel Antibody-Drug Conjugates in Oncology

Companies to Collaborate on the Discovery of Multiple Novel Antibody-Drug Conjugates (ADCs) that Combine Immunome’s Proprietary Antibodies with pH Pharma’s Novel Toxin Payloads

Either Company Eligible to Receive up to $100 Million Per Product in Clinical, Regulatory and Commercial Milestones Plus Royalties on Sales

Exton, PA, Menlo Park, CA, and Seoul, South Korea October XX, 2019 — pH Pharma Co. Ltd., a clinical-stage biopharmaceutical company advancing a diverse pipeline which includes therapeutic candidates for oncology, ophthalmology, and NASH, and Immunome, Inc., a biotechnology company developing first-in-class antibodies as cancer therapeutics by harnessing the human immune response, today announced the companies have entered into a collaboration and license agreement to discover unique antibody-drug conjugates (ADCs) against multiple oncology targets.

Under the terms of the agreement, Immunome will conduct the initial antibody discovery and prioritization work with its proprietary platform. pH Pharma will conjugate the antibody candidates to its proprietary ADC payloads and test the ADC candidates for efficacy and safety.

“By combining Immunome’s ability to simultaneously identify novel targets, and first-in-class human antibodies that work against them, with pH Pharma’s capabilities in toxin payloads, there is tremendous potential to yield truly new and highly differentiated ADCs,” said Purnanand Sarma, Ph.D., chief executive officer of Immunome. “pH Pharma’s innovative payloads act via a novel mechanism, and the resulting ADCs are expected to improve the potency of a subset of Immunome antibodies against a wide variety of cancer types.”

Hoyoung Huh, M.D. Ph.D., chief executive officer at pH Pharma said, “This partnership offers a truly unique opportunity to bring together two proprietary platform technologies in order to create beneficial medicines for cancer patients. The Immunome platform represents an innovative approach to identify targets and antibodies in the immune repertoire of cancer patients that specifically contribute to positive health outcomes. Research collaborations such as this provide important validation of pH Pharma’s payload and ADC capabilities, and are an important part of our strategy for building a leading global healthcare company,”

The agreement terms state that pH Pharma will have the right to develop and commercialize the first development candidate generated in the collaboration, with a selection process to determine rights to subsequent candidates. The company that develops and commercializes the candidate(s) will pay certain development, regulatory and commercial milestones to the other company worth up to $100 million for each product, with the potential for multiple candidates to be developed and commercialized. Royalties on net sales will be paid to the party that does not have commercial rights. Both parties will share in any revenue realized through sublicensing to third parties.

About Immunome

Immunome is developing first-in-class cancer therapies by unlocking the tumor-educated B cell response from patients. its proprietary discovery engine identifies antibody-target pairs by interrogating the patient response with unparalleled depth, breadth, and speed. Using this rich source of antibody-target pairs, Immunome is developing new cancer therapies and expiating vast, untapped areas of cancer biology. For more information about the company, visit http://immunome.corn.

About pH Pharma

pH Pharma Co. Ltd. is a clinical-stage biopharmaceutical company focused on developing innovative healthcare products for unmet clinical and patient needs. The company aims to create a leading healthcare platform company in Seoul and Silicon Valley with expertise in developing innovative products. pH Pharma is dedicated to develop first-in-class/best-in-class therapeutic agents for the aging population and unmet markets. Its most advanced product candidate, PHP-201 is a Rho kinase inhibitor for the treatment of normal tension glaucoma (NTG), while a second, Phase 2-ready product candidate is a novel neutrophil elastase inhibitor being evaluated for the potential treatment of non-alcoholic steatohepatitis (NASH) plus rare genetic diseases, pH’s oncology efforts are focused on its Torpedo portfolio of novel toxin payloads for antibody-drug conjugates for the treatment of multiple tumor types. Owing to their novel mechanism of action — modulation of the mammalian spliceosome - the most advanced candidates from the payload program have the potential to be first- and best-in-class ADC payloads, with the potential for synergy in combination with checkpoint inhibitors due to the formation of neoepitopes. For more information about the company, visit http://ph-pharma.com.

Contacts

For pH Pharma:

Andrew McCandlish

Head of US Business Development

bd@ph-pharma.com

For Immunome:

Purnanand Sarma

President and CEO

Immunome, Inc.

investors@immunome.com

Immunome Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com

AMENDMENT TO

COLLABORATION AND LICENSE AGREEMENT

THIS AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT (this “Amendment”) is executed as of August 13, 2020, between pH Pharma Co Ltd. (“PHP”) and Immunome, Inc. (“Immunome”).

Background:

PHP and Immunome are parties to a certain Collaboration and License Agreement dated as of October 15, 2019 (the “Agreement”). The parties are entering into this Amendment to extend the term of the Agreement.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Amendment to Section 2.2. Section 2.2 is hereby amended and restated in its entirety so as to read as follows:

“Research Term. The term of the Research Collaboration (“Research Term”) shall be period of time from the Effective Date until January 31, 2021. and may be extended (a) by mutual agreement of the Parties; or (b) automatically if an NHP Tox Study is ongoing or has been authorized in writing by the JRC, until the conclusion of such NHP Tox Study, but in the event of (b), such extension shall apply only with respect to the ADC being studied in such NHP Tox Study.”

2.       Effect of Amendment. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein; provided, however, that if any term or provision of this Amendment shall conflict with or otherwise be inconsistent with any term or provision of the Agreement, the terms and provisions of this Amendment shall prevail.

3.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of State of New York without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.

4.       Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHE REOF, the parties have caused this Second Amendment to be duly executed and delivered as of the day and year first above written.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma
Name: Purnanand D. Sarma
Title: President & CEO

PH PHARMA CO LTD.

By:	/s/ Joe Sik Kim
Name: Joe Sik Kim
Title: CEO